Exhibit 99.1

DATE: Feb. 27, 2014

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 2013 Results

TULSA, Okla. – WPX Energy (NYSE:WPX) today announced its unaudited operating and financial results for the fourth quarter and the year ended Dec. 31, 2013.

Operating achievements during the year include a 39 percent increase in Williston Basin oil production, 534 Bcfe of domestic reserves additions, early development of the company’s oil discovery in the San Juan Basin’s Gallup Sandstone and initial delineation drilling of the Niobrara natural gas discovery in the Piceance Basin.

WPX’s 2013 financial results reflect a 14 percent decrease in consolidated gathering, processing and transportation expense and 32 percent growth in oil revenues, offset by the impact of previously disclosed non-cash impairment charges of approximately $1.4 billion that primarily occurred in the fourth quarter.

FULL YEAR 2013 FINANCIAL RESULTS

WPX reported an unaudited net loss attributable to WPX Energy of $1,185 million for full-year 2013, or a loss of $5.91 per share on a diluted basis, compared with a net loss of $223 million, or a loss of $1.12 per share, in 2012.

A 32 percent increase in consolidated oil revenues, lower gathering, processing and transportation costs, and a $36 million gain on the sale of Powder River deep rights leasehold was more than offset by a 20 percent decline in natural gas revenues, a 23 percent decline in NGL revenues, and the impact of non-cash impairments of approximately $1.4 billion, including a related charge to exploration expense.

The net loss from continuing operations attributable to WPX Energy was $1,185 million in 2013, or a loss of $5.91 per share on a diluted basis, compared with a net loss of $245 million, or a loss of $1.23 per share, in 2012.

The non-cash impairments were primarily recorded in fourth-quarter 2013, reflecting impairments of producing properties, costs of acquired unproved reserves, unproved leasehold costs and an equity method investment. For 2013, these charges totaled $1,392 million, including $317 million recorded in exploration expense and $20 million in investment income. By comparison, WPX recorded $225 million of impairments in 2012.

Significant declines in forward natural gas prices, particularly Northeast index prices, were the primary factors for the 2013 impairments. Appalachia pricing declined 26 percent in the fourth quarter and 34 percent overall during 2013. NYMEX forward pricing also declined 18 percent throughout 2013.

Approximately $1.1 billion of the estimated charges relate to Appalachian properties, with the majority of the remaining balance attributable to Powder River properties. Significant judgment and assumptions in these assessments include estimates of reserve quantities, estimates of future commodity prices, drilling plans, expected capital costs and the company’s estimate of an applicable discount rate commensurate with the risk of the underlying cash flow estimates.

Full-year 2013 results also reflect the absence of $423 million of gains realized in 2012 on natural gas derivatives designated as hedges for accounting purposes and $202 million unfavorable change in derivatives not designated as hedges.

Excluding these charges and unrealized mark-to-market gains (losses), WPX had an adjusted loss from continuing operations of $244 million, or a loss of $1.22 per share on a diluted basis, in 2013 compared with an adjusted loss from continuing operations of $123 million, or a loss of $0.62 per share, in 2012. A reconciliation accompanies this press release.

The domestic net realized average price for natural gas including hedge impact was $2.99 per Mcf in 2013, down 11.5 percent from $3.38 per Mcf a year ago.

The net realized average price for domestic oil was $90.21 per barrel in 2013, an increase of 5 percent from $85.58 per barrel a year ago. The 2012 period is inclusive of hedges.

The domestic net realized average price for NGL was $30.70 per barrel in 2013, up 7.5 percent from $28.56 per barrel a year ago.

FOURTH-QUARTER 2013 FINANCIAL RESULTS

WPX reported an unaudited net loss attributable to WPX Energy of $973 million for fourth-quarter 2013, or a loss of $4.85 per share on a diluted basis, compared with a net loss of $106 million, or a loss of $0.53 per share, in the same period in 2012.

The net loss from continuing operations attributable to WPX Energy was $973 million in fourth-quarter 2013, or a loss of $4.85 per share on a diluted basis, vs. a loss of $105 million, or a loss of $0.53 per share, for the fourth quarter of 2012.

Fourth-quarter 2013 results were impacted by the previously mentioned non-cash impairment charges, which more than offset a 21 percent increase in oil revenues and the gain on the sale of Powder River deep rights leasehold.

Excluding these charges and unrealized mark-to-market gains (losses), WPX had an adjusted loss from continuing operations of $66 million, or a loss of $0.34 per share on a diluted basis, for fourth-quarter 2013, compared with an adjusted loss from continuing operations of $39 million, or a loss of $0.20 per share, for the same period in 2012. A reconciliation accompanies this press release.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for full-year 2013 was $779 million, compared with $1 billion for the same measure in 2012. For fourth-quarter 2013, WPX had adjusted EBITDAX of $192 million, compared with $256 million for the same period in 2012.

The difference in year-over-year adjusted EBITDAX is primarily the result of lower product revenues, including hedges.

EBITDAX (non-GAAP)

	Full Year		Fourth Quarter
	2013	2012	2013	2012
	millions	millions	millions	millions
Net income (loss)	($1,191)	($211)	($984)	($104)
Interest expense	$108	$102	$26	$25
Provision (benefit) for income taxes	($655)	($111)	($571)	($40)
Depreciation, depletion and amortization	$940	$966	$241	$247
Exploration expenses	$431	$83	$371	$23

EBITDAX	($367)	$829	($917)	$151

Impairments of producing properties, costs of acquired unproved reserves and equity investments	$1,075	$225	$1,056	$108
(Gain) on sale of Powder River Basin deep rights leasehold	($36)	—	($36)	—
Net (gain) loss on derivatives not designated as hedges	$124	($78)	$93	($15)
Net cash received (paid) related to settlement of derivatives not designated as hedges	($17)	$46	($4)	$11
(Income) loss from discontinued operations	—	($22)	—	$1

Adjusted EBITDAX	$779	$1,000	$192	$256

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for impairments, net (gain) loss on derivatives not designated as hedges, (gain) on the sale of leasehold, net cash received (paid) on settlement of derivatives not designated as hedges and discontinued operations.

WPX believes these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

CEO PERSPECTIVE

“We are working to increase our cash flows and improve our results,” said Jim Bender, president and chief executive officer.

“This includes efforts on a variety of fronts, such as cost reductions and a continued commitment to pursue new efficiencies in our operating areas. We believe 2014 can be a transformational year as we achieve our objectives and complete our leadership transition.

“WPX has the experience to succeed. We have properties we can grow, led by 285 new Piceance gas wells and 91 new Williston and Gallup oil wells in our capital program. And we recognize that we need to execute crisply on our plans. We are focused on building confidence in WPX,” Bender added.

PRODUCTION

WPX’s overall domestic and international production for full-year 2013 was 1,258 MMcfe/d, down 9 percent from 1,386 MMcfe/d a year ago. The decrease was driven by lower gas volumes and lower NGL volumes, which was the result of lower ethane recovery rates.

Average Daily Production

	Full Year			4Q
	2013	2012	Change	2013	2012	Change
Natural gas (MMcf/d)
Piceance Basin	601	673	-11%	595	637	-7%
Appalachian Basin	83	63	32%	81	71	14%
Powder River Basin	174	208	-16%	163	195	-16%
San Juan Basin	117	132	-11%	104	138	-25%
International	18	19	-5%	19	19	0%
Other	10	10	0%	9	10	-10%

Subtotal (MMcf/d)	1,003	1,105	-9%	971	1,070	-9%
Oil (Mbbl/d)
Williston Basin	13.2	9.5	39%	15.1	11.4	32%
San Juan Basin	0.8	0.0	100%	1.5	0.0	100%
Piceance Basin	1.9	2.3	-17%	1.8	2.0	-10%
International	5.6	6.0	-7%	5.3	5.8	-9%
Other	0.3	0.2	50%	0.5	0.2	150%

Subtotal (Mbbl/d)	21.8	18.0	21%	24.2	19.4	25%
NGLs (Mbbl/d)
Piceance	19.1	27.5	-31%	18.1	23.1	-22%
International	0.5	0.5	0%	0.4	0.5	-20%
Other	1.2	0.9	33%	1.6	1.4	14%

Subtotal (Mbbl/d)	20.8	28.9	-28%	20.1	25.0	-20%
Total Production (MMcfe/d)	1,258	1,386	-9%	1,237	1,336	-7%

Total natural gas production of 1,003 MMcf/d in 2013 also decreased 9 percent from 1,105 MMcf/d a year ago. Total NGL production decreased 28 percent from a year ago to an average of 20.8 Mbbl/d in 2013.

Piceance Basin production was 727 MMcfe/d during 2013, down 15 percent from 852 MMcfe/d in 2012. Lower ethane recovery rates from downstream processing plants contributed to the reduction in the equivalent gas rate. Production growth also was stunted early in 2013 by a reduced rig count (five) and late in the year by weather-related impacts and temporary infrastructure outages in the fourth quarter.

Oil production in the Williston Basin increased 39 percent to an average of 13,200 barrels per day for full-year 2013. Fourth-quarter 2013 Williston volumes were 15,100 barrels per day, up 32 percent from 11,400 barrels per day in fourth-quarter 2012. WPX met its year-end exit rate goal of 15,000 barrels per day.

Overall domestic oil production climbed 35 percent for full-year 2013 and 21 percent on a consolidated basis, which includes international volumes. During fourth-quarter 2013, WPX’s overall consolidated oil production climbed to 24,200 barrels per day.

EXPENSES

WPX’s domestic expenses were approximately 3 percent lower for full-year 2013 than 2012 on a basis that includes lease operating expense (LOE), gathering, processing and transportation expense (GP&T), taxes other than income, general and administrative (G&A), and depreciation, depletion and amortization (DD&A).

Total domestic costs and expenses were 30 percent higher in 2013 over the prior year, primarily the result of the non-cash impairment charges including the charge to exploration expense. The non-cash impairments were approximately $1.4 billion.

WPX’s domestic lease and facility operating expenses for full-year 2013 were $271 million vs. $251 million in 2012. The increase is primarily attributable to increased water disposal costs and an increase in oil production, primarily in the Williston Basin.

As expected, domestic gathering, processing and transportation charges decreased in 2013, down 15 percent to $430 million vs. $504 million in 2012. The decrease primarily related to new favorable contract terms for gathering and processing services in the Piceance Basin, as well as lower volumes.

Taxes other than income for domestic operations in 2013 were $117 million vs. $87 million in 2012, driven by an increase in natural gas prices (excluding derivatives), increased crude oil volumes and higher crude oil prices.

Domestic depreciation, depletion and amortization expense was $906 million in 2013, compared with $939 in 2012. The $33 million decrease is due to lower production volumes and an increase in the reserve base used in the calculation of the company’s DD&A rate, which was partially driven by an increase in the 12-month historical average commodity price.

Domestic general and administrative expenses were nearly flat year-over-year at $275 million in 2013 vs. $273 million in 2012.

Domestic exploration expense was $424 million in 2013, compared with $72 million in 2012. The higher exploration expense primarily relates to a $317 million impairment to fair value of leasehold in the Appalachian Basin in 2013, as well as higher leasehold amortization expense.

CASH AND LIQUIDITY

Net cash provided by operating activities for full-year 2013 was $636 million, including $118 million in the fourth quarter.

At Dec. 31, 2013, WPX had approximately $48 million in unrestricted domestic cash and cash equivalents and $51 million in international cash.

The company’s total domestic liquidity at the end of 2013 was approximately $1.1 billion after drawing $410 million from its $1.5 billion revolving credit agreement during the year.

DEVELOPMENT ACTIVITY

WPX made approximately $1.15 billion of capital investments during 2013, down 24 percent vs. 2012 and almost 27 percent lower than 2011. Decreased development activity was driven by capital discipline and lower commodity prices, resulting in lower production levels in most basins with the exception of the Williston Basin.

During 2013, WPX participated in 416 gross (330 net) wells in the United States, including 94 gross (78 net) in the fourth quarter. This figure represents the number of wells that were completed and began commercial delivery of production.

Highlights for the company’s operated wells in primary areas are provided below. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in other areas such as the Powder River basin.

In the Piceance Basin, WPX completed 250 gross (237 net) wells in 2013, including 58 gross (54 net) in the fourth quarter. Last year’s drilling program included four Niobrara test wells to begin delineating the original discovery well. Initial drilling thus far has validated the existence of a highly pressured continuous gas accumulation capable of producing pipeline-quality dry gas. Future drilling will focus on driving down drilling costs while optimizing completion techniques.

During the fourth quarter, WPX also initiated 3D seismic acquisition in the Grand Valley field to aid in the company’s Niobrara delineation work. WPX expects to have processed data by the end of the first quarter, providing 70 percent seismic coverage of WPX’s acreage in the Piceance Valley.

In the Williston Basin, WPX completed 49 gross (36 net) wells in 2013, including 15 gross (10 net) in the fourth quarter. This compares with 41 gross (27 net) for full-year 2012. The 2013 drilling success also was achieved while utilizing two less rigs than in 2012, demonstrating the company’s efficiency progress in the basin.

During the fourth quarter, WPX completed another phase of its 50-mile Van Hook gathering system in the Williston, which is comprised of different pipes carrying fresh water, produced water, natural gas and oil. In October, WPX started up the high pressure pipeline that currently takes oil from 44 wells on 13 different pads to a centralized delivery/sales point. Current volumes on the system are approximately 7,500 barrels of oil per day, with plans to reach 14,000 barrels per day. At the current rate, this eliminates the need for approximately 77 trucks per day at a savings of approximately $2.00 per barrel. WPX is working to expand the oil gathering to all of its Van Hook pads.

In the San Juan Basin, WPX completed 13 gross (13 net) oil wells in its new Gallup Sandstone development. WPX’s first 13 Gallup oil wells have flowed – on average – at 388 barrels of oil per day over their first 30 days, or 475 barrels per day on an equivalent basis. The 13 wells had – on average – a peak rate of 727 barrels per day on an equivalent basis.

WPX has since added a second rig in the Gallup, which spud its first well on Feb. 6. The first rig recently finished drilling on a three-well pad, which represents WPX’s first pad drilling in the Gallup development. WPX now has the lease rights to roughly 44,000 net acres in the Gallup Sandstone following acreage acquisitions in late 2013 and early 2014.

In the Appalachian Basin, WPX completed 32 gross (24 net) wells in 2013, including 8 gross (5 net) in the fourth quarter. WPX has since halted its drilling activity in the basin after Appalachia pricing in forward markets declined 26 percent in the fourth quarter.

2013 PROVED RESERVES

Yesterday, WPX announced its domestic proved reserves at Dec. 31, 2013, were 4.76 trillion cubic feet equivalent based on 2013 commodity price averages.

Domestic oil reserves increased 34 percent to 103 million barrels, exceeding the 100-million-barrel mark for the first time. The company added 534 Bcfe of proved domestic reserves in 2013 through drilling. WPX replaced domestic oil production at a rate of 547 percent and all domestic production at a rate of 162 percent.

Year-end 2013 domestic reserves reflect a mixture of 76 percent natural gas, 13 percent crude oil and 11 percent NGL. WPX’s press release about its 2013 proved reserves is available at www.wpxenergy.com.

2014 GUIDANCE

WPX announced a planned 2014 capital program of $1.47 billion (midpoint) on Feb. 10, with approximately 85 percent of spending allocated to Williston, Piceance and San Juan Gallup development.

More than half of WPX’s planned 2014 investments are in domestic oil properties, with funding for the development of 62 Williston Basin wells and 29 San Juan Gallup oil wells. WPX believes its planned oil growth could increase domestic oil revenues by approximately 27 percent from 2013 to 2014 based on $90 per barrel oil.

WPX’s production goal with its 2014 investments is to drive an estimated December exit rate of 1,310 MMcfe/d in total volumes, which is 5 percent higher than its 2013 exit rate. Oil and liquids are expected to account for 25 percent of WPX’s 2014 exit rate.

WPX expects to drill 376 gross operated wells in 2014 by deploying an average of 15 to 16 rigs. Compared with 2013, this represents a two-rig increase in the Piceance for a total of nine rigs, an increase of one rig in the Williston for a total of five, and an increase of one rig in the San Juan Gallup for a total of two.

WPX’s development plan for the Piceance Basin includes approximately $75 million for up to 10 new Niobrara delineation wells.

WPX plans to eliminate the funding gap in its 2014 capital plan through means such as asset sales and the potential formation of an MLP.

TODAY’S CONFERENCE CALL

WPX management will discuss its 2013 results and 2014 outlook during a webcast starting at 10 a.m. Eastern today. Participants can access the audio and the slides for the event via the homepage at www.wpxenergy.com.

A limited number of phone lines also will be available at 800-299-8538. International callers should dial 617-786-2902. The conference identification code for both phone numbers is 42904814. A replay of the webcast will be available on WPX’s website for one year following the event.

Form 10-K

WPX plans to file its 2013 Form 10-K with the Securities and Exchange Commission today. Once filed, the document will be available on both the SEC and WPX websites.

About WPX Energy, Inc.

WPX Energy is an independent exploration and production company formed during a spinoff two years ago. Overall, WPX has more than 30 years of experience in its sector, with nearly 40 local, state and federal awards for efficiency, innovation and corporate social responsibility. The company is actively developing its domestic oil and gas reserves in North Dakota, Colorado and New Mexico.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$357	$312	$331	$364	$1,364	$267	$316	$252	$258	$1,093
Oil and condensate sales	106	122	118	145	491	139	151	183	176	649
Natural gas liquid sales	93	78	65	63	299	54	58	57	61	230

Total product revenues	556	512	514	572	2,154	460	525	492	495	1,972
Gas management	337	187	186	239	949	261	205	176	249	891
Net gain (loss) on derivatives not designated as hedges	14	71	(22)	15	78	(94)	78	(15)	(93)	(124)
Other	3	5	(1)	1	8	4	7	5	6	22

Total revenues	910	775	677	827	3,189	631	815	658	657	2,761
Costs and expenses:
Lease and facility operating	67	67	68	81	283	75	73	82	78	308
Gathering, processing and transportation	135	120	124	127	506	107	111	106	109	433
Taxes other than income	30	25	23	33	111	35	36	36	34	141
Gas management, including charges for unutilized pipeline capacity	355	194	200	247	996	243	222	201	265	931
Exploration	19	19	22	23	83	19	20	21	371	431
Depreciation, depletion and amortization	228	248	243	247	966	231	227	241	241	940
Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—	—	19	1,036	1,055
Gain on sale of Powder River Basin deep rights leasehold	—	—	—	—	—	—	—	—	(36)	(36)
General and administrative	68	71	67	81	287	72	74	68	75	289
Other-net	5	(2)	5	4	12	7	1	10	(1)	17

Total costs and expenses	959	807	752	951	3,469	789	764	784	2,172	4,509
Operating income (loss)	(49)	(32)	(75)	(124)	(280)	(158)	51	(126)	(1,515)	(1,748)
Interest expense	(26)	(26)	(25)	(25)	(102)	(26)	(28)	(28)	(26)	(108)
Interest capitalized	2	3	2	1	8	1	1	2	1	5
Investment income, impairment of equity method investment and other	10	8	7	5	30	7	9	4	(15)	5

Income (loss) from continuing operations before income taxes	$(63)	$(47)	$(91)	$(143)	$(344)	$(176)	$33	$(148)	$(1,555)	$(1,846)
Provision (benefit) for income taxes	(25)	(18)	(28)	(40)	(111)	(63)	11	(32)	(571)	(655)

Income (loss) from continuing operations	$(38)	$(29)	$(63)	$(103)	$(233)	$(113)	$22	$(116)	$(984)	$(1,191)
Income (loss) from discontinued operations	(2)	23	2	(1)	22	—	—	—	—	—

Net income (loss)	$(40)	$(6)	$(61)	$(104)	$(211)	$(113)	$22	$(116)	$(984)	$(1,191)
Less: Net income (loss) attributable to noncontrolling interests	3	4	3	2	12	3	4	(2)	(11)	(6)

Net income (loss) attributable to WPX Energy, Inc.	$(43)	$(10)	$(64)	$(106)	$(223)	$(116)	$18	$(114)	$(973)	$(1,185)

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(40)	$(6)	$(61)	$(104)	$(211)	$(113)	$22	$(116)	$(984)	$(1,191)
Interest expense	26	26	25	25	102	26	28	28	26	108
Provision (benefit) for income taxes	(25)	(18)	(28)	(40)	(111)	(63)	11	(32)	(571)	(655)
Depreciation, depletion and amortization	228	248	243	247	966	231	227	241	241	940
Exploration expenses	19	19	22	23	83	19	20	21	371	431

EBITDAX	208	269	201	151	829	100	308	142	(917)	(367)
Impairment of producing properties, costs of acquired unproved reserves and equity investments	52	65	—	108	225	—	—	19	1,056	1,075
(Gain) on sale of Powder River Basin deep rights leasehold	—	—	—	—	—	—	—	—	(36)	(36)
Net (gain) loss on derivatives not designated as hedges	(14)	(71)	22	(15)	(78)	94	(78)	15	93	124
Net cash received (paid) related to settlement of derivatives not designated as hedges	15	11	9	11	46	9	(20)	(2)	(4)	(17)
(Income) loss from discontinued operations	2	(23)	(2)	1	(22)	—	—	—	—	—

Adjusted EBITDAX	$263	$251	$230	$256	$1,000	$203	$210	$174	$192	$779

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$353	$307	$327	$359	$1,346	$263	$310	$248	$253	$1,074
Oil and condensate sales	80	95	87	114	376	111	121	154	148	534
Natural gas liquid sales	92	77	65	62	296	53	58	57	60	228

Total product revenues	525	479	479	535	2,018	427	489	459	461	1,836
Gas management	337	187	186	239	949	261	205	176	249	891
Net gain (loss) on derivatives not designated as hedges	14	71	(22)	15	78	(94)	78	(15)	(93)	(124)
Other	3	4	(1)	1	7	1	1	3	1	6

Total revenues	879	741	642	790	3,052	595	773	623	618	2,609
Costs and expenses:
Lease and facility operating	61	60	60	70	251	67	63	74	67	271
Gathering, processing and transportation	135	120	124	125	504	106	110	106	108	430
Taxes other than income	25	18	17	27	87	29	30	30	28	117
Gas management, including charges for unutilized pipeline capacity	355	194	200	247	996	243	222	201	265	931
Exploration	14	16	19	23	72	18	17	21	368	424
Depreciation, depletion and amortization	222	242	236	239	939	224	217	233	232	906
Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—	—	19	1,033	1,052
Gain on sale of Powder River Basin deep rights leasehold	—	—	—	—	—	—	—	—	(36)	(36)
General and administrative	65	68	64	76	273	69	69	65	72	275
Other-net	5	—	4	3	12	6	5	7	(1)	17

Total costs and expenses	934	783	724	918	3,359	762	733	756	2,136	4,387
Operating income (loss)	(55)	(42)	(82)	(128)	(307)	(167)	40	(133)	(1,518)	(1,778)
Interest expense	(26)	(26)	(25)	(25)	(102)	(26)	(28)	(28)	(26)	(108)
Interest capitalized	2	3	2	1	8	1	1	2	1	5
Investment income, impairment of equity method investment and other	2	—	1	—	3	2	2	—	(20)	(16)

Income (loss) from continuing operations before income taxes	$(77)	$(65)	$(104)	$(152)	$(398)	$(190)	$15	$(159)	$(1,563)	$(1,897)

Summary of Production Volumes
Natural gas (MMcf)	101,346	102,163	97,310	96,664	397,483	90,411	90,022	91,392	87,638	359,463
Oil (MBbls)	948	1,123	1,076	1,247	4,394	1,242	1,373	1,575	1,738	5,928
Natural gas liquids (MBbls)	2,746	2,779	2,613	2,254	10,392	1,907	1,895	1,811	1,808	7,421
Combined equivalent volumes (MMcfe)(1)	123,511	125,574	119,443	117,670	486,198	109,303	109,628	111,707	108,916	439,554

(1) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges
Natural gas (per Mcf)	$3.48	$3.01	$3.35	$3.71	$3.38	$2.90	$3.45	$2.72	$2.87	$2.99
Oil (per barrel)	$84.54	$83.89	$82.31	$90.76	$85.58	$89.77	$87.76	$97.91	$85.50	$90.21
Natural gas liquids (per barrel)	$33.46	$27.96	$24.43	$28.12	$28.56	$28.21	$30.21	$31.19	$33.33	$30.70
Expenses per Mcfe
Lease and facility operating	$0.50	$0.47	$0.51	$0.60	$0.52	$0.61	$0.59	$0.65	$0.63	$0.62
Gathering, processing and transportation	$1.09	$0.95	$1.04	$1.06	$1.04	$0.98	$1.00	$0.94	$1.00	$0.98
Taxes other than income	$0.20	$0.15	$0.14	$0.23	$0.18	$0.27	$0.27	$0.27	$0.26	$0.27
Depreciation, depletion and amortization	$1.80	$1.93	$1.98	$2.02	$1.93	$2.04	$1.98	$2.09	$2.13	$2.06
General and administrative	$0.52	$0.54	$0.53	$0.65	$0.56	$0.62	$0.64	$0.58	$0.66	$0.62
Unutilized pipeline capacity
Total unutilized pipeline capacity in gas management expense	$11	$12	$12	$11	$46	$13	$14	$17	$17	$61

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$4	$5	$4	$5	$18	$4	$6	$4	$5	$19
Oil and condensate sales	26	27	31	31	115	28	30	29	28	115
Natural gas liquid sales	1	1	—	1	3	1	—	—	1	2

Total product revenues	31	33	35	37	136	33	36	33	34	136
Gas management	—	—	—	—	—	—	—	—	—	—
Net gain (loss) on derivatives not designated as hedges	—	—	—	—	—	—	—	—	—	—
Other	—	1	—	—	1	3	6	2	5	16

Total revenues	31	34	35	37	137	36	42	35	39	152
Costs and expenses:
Lease and facility operating	6	7	8	11	32	8	10	8	11	37
Gathering, processing and transportation	—	—	—	2	2	1	1	—	1	3
Taxes other than income	5	7	6	6	24	6	6	6	6	24
Gas management, including charges for unutilized pipeline capacity	—	—	—	—	—	—	—	—	—	—
Exploration	5	3	3	—	11	1	3	—	3	7
Depreciation, depletion and amortization	6	6	7	8	27	7	10	8	9	34
Impairment of producing properties	—	—	—	—	—	—	—	—	3	3
Gain on sale of Powder River Basin deep rights	—	—	—	—	—	—	—	—	—	—
General and administrative	3	3	3	5	14	3	5	3	3	14
Other-net	—	(2)	1	1	—	1	(4)	3	—	—

Total costs and expenses	25	24	28	33	110	27	31	28	36	122
Operating income (loss)	6	10	7	4	27	9	11	7	3	30
Interest expense	—	—	—	—	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—	—	—	—	—
Investment income and other	8	8	6	5	27	5	7	4	5	21

Income (loss) from continuing operations before income taxes	$14	$18	$13	$9	$54	$14	$18	$11	$8	$51

Summary of Net Production Volumes (1)
Natural gas (MMcf)	1,737	1,726	1,861	1,737	7,061	1,485	1,620	1,707	1,723	6,534
Oil (MBbls)	507	562	573	536	2,178	506	553	484	489	2,032
Natural gas liquids (MBbls)	45	44	45	47	181	42	44	42	40	167
Combined equivalent volumes (MMcfe)(2)	5,052	5,362	5,569	5,235	21,218	4,775	5,202	4,862	4,894	19,733

(1)	Reflects approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation- Adjusted Income (Loss) from Continuing Operations

(UNAUDITED)

	2012					2013
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$(41)	$(33)	$(66)	$(105)	$(245)	$(116)	$18	$(114)	$(973)	$(1,185)

Income (loss) from continuing operations—diluted earnings per share	$(0.21)	$(0.17)	$(0.33)	$(0.53)	$(1.23)	$(0.58)	$0.09	$(0.57)	$(4.85)	$(5.91)

Pre-tax adjustments:
Impairment of producing properties, costs of acquired unproved reserves, leasehold and equity method investment (1)	$52	$65	$—	$108	$225	$—	$—	$19	$1,361	$1,380
Gain on sale of Powder River Basin deep rights leasehold	$—	$—	$—	$—	$—	$—	$—	$—	$(36)	$(36)
Accrual for litigation	$—	$—	$—	$—	$—	$—	$—	$7	$1	$8
Costs related to chief executive officer separation	$—	$—	$—	$—	$—	$—	$—	$—	$4	$4
Buyout of transportation agreement	$—	$—	$—	$—	$—	$—	$—	$—	$9	$9
Unrealized MTM (gain) loss	$1	$(60)	$31	$(4)	$(32)	$103	$(98)	$13	$89	$107

Total pre-tax adjustments	$53	$5	$31	$104	$193	$103	$(98)	$39	$1,428	$1,472
Less tax effect for above items	$(19)	$(2)	$(12)	$(38)	$(71)	$(38)	$36	$(14)	$(521)	$(537)
Impact of new Argentine capital tax law (1)	$—	$—	$—	$—	$—	$—	$—	$6	$—	$6

Total adjustments, after-tax	$34	$3	$19	$66	$122	$65	$(62)	$31	$907	$941

Adjusted income (loss) from continuing operations available to common stockholders	$(7)	$(30)	$(47)	$(39)	$(123)	$(51)	$(44)	$(83)	$(66)	$(244)

Adjusted diluted earnings (loss) per common share	$(0.04)	$(0.15)	$(0.23)	$(0.20)	$(0.62)	$(0.25)	$(0.22)	$(0.41)	$(0.34)	$(1.22)

Diluted weighted-average shares (millions)	198.1	198.9	199.1	199.2	198.8	199.9	203.8	200.7	200.9	200.4

(1)	These items are presented net of amounts attributable to noncontrolling interests.

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Years ended December 30,
	2013	2012	2011
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$1,093	$1,364	$1,694
Oil and condensate sales	649	491	312
Natural gas liquid sales	230	299	408

Total product revenues	1,972	2,154	2,414
Gas management	891	949	1,428
Net gain (loss) on derivatives not designated as hedges	(124)	78	29
Other	22	8	11

Total revenues	2,761	3,189	3,882
Costs and expenses:
Lease and facility operating	308	283	262
Gathering, processing and transportation	433	506	487
Taxes other than income	141	111	134
Gas management, including charges for unutilized pipeline capacity	931	996	1,471
Exploration	431	83	126
Depreciation, depletion and amortization	940	966	902
Impairment of producing properties and costs of acquired unproved reserves	1,055	225	367
Gain on sale of Powder River Basin deep rights leasehold	(36)	—	—
General and administrative	289	287	275
Other—net	17	12	—

Total costs and expenses	4,509	3,469	4,024
Operating income (loss)	(1,748)	(280)	(142)
Interest expense	(108)	(102)	(117)
Interest capitalized	5	8	9
Investment income, impairment of equity method investment and other	5	30	26

Income (loss) from continuing operations before income taxes	(1,846)	(344)	(224)
Provision (benefit) for income taxes	(655)	(111)	(74)

Income (loss) from continuing operations	(1,191)	(233)	(150)
Income (loss) from discontinued operations	—	22	(142)

Net income (loss)	(1,191)	(211)	(292)
Less: Net income (loss) attributable to noncontrolling interests	(6)	12	10

Net income (loss) attributable to WPX Energy, Inc.	$(1,185)	$(223)	$(302)

Amounts attributable to WPX Energy, Inc.:
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(5.91)	$(1.23)	$(0.81)
Income (loss) from discontinued operations	—	0.11	(0.73)

Net income (loss)	$(5.91)	$(1.12)	$(1.54)

Weighted-average shares (millions)	200.5	198.8	197.1

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	December 31, 2013	December 31, 2012
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$99	$153
Accounts receivable, net of allowance of $7 and $11 as of December 31, 2013 and 2012, respectively	536	443
Deferred income taxes	49	17
Derivative assets	50	58
Inventories	72	66
Margin deposits	71	—
Other	45	35

Total current assets	922	772
Investments	145	145
Properties and equipment, net (successful efforts method of accounting)	7,241	8,416
Derivative assets	7	2
Other noncurrent assets	114	121

Total assets	$8,429	$9,456

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$652	$509
Accrued and other current liabilities	190	201
Customer margin deposits payable	55	2
Derivative liabilities	110	14

Total current liabilities	1,007	726
Deferred income taxes	788	1,401
Long-term debt	1,916	1,508
Derivative liabilities	12	1
Asset retirement obligations	358	316
Other noncurrent liabilities	138	133
Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 201 million shares issued at December 31, 2013 and 199.3 million shares issued at December 31, 2012)	2	2
Additional paid-in-capital	5,516	5,487
Accumulated deficit	(1,408)	(223)
Accumulated other comprehensive income (loss)	(1)	2

Total stockholders’ equity	4,109	5,268
Noncontrolling interests in consolidated subsidiaries	101	103

Total equity	4,210	5,371

Total liabilities and equity	$8,429	$9,456

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Years ended December 31,
	2013	2012	2011
	(Millions)
Operating Activities
Net income (loss)	$(1,191)	$(211)	$(292)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	940	973	951
Deferred income tax provision (benefit)	(645)	(160)	(176)
Provision for impairment of properties and equipment (including certain exploration expenses) and investments	1,483	288	694
Amortization of stock-based awards	32	28	5
Gain on sales of assets(a)	(41)	(42)	(1)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	(43)	68	(100)
Inventories	(5)	7	3
Margin deposits and customer margin deposits payable	(18)	(5)	(18)
Other current assets	(7)	7	(11)
Accounts payable	41	(128)	131
Accrued and other current liabilities	(21)	12	10
Changes in current and noncurrent derivative assets and liabilities	106	(32)	8
Other, including changes in other noncurrent assets and liabilities	5	(9)	3

Net cash provided by operating activities	636	796	1,207

Investing Activities
Capital expenditures (b)	(1,154)	(1,521)	(1,572)
Proceeds from sales of assets	49	310	15
Purchases of investments	(3)	(2)	(12)
Other	(3)	9	13

Net cash used in investing activities	(1,111)	(1,204)	(1,556)

Financing Activities
Proceeds from common stock	6	3	—
Proceeds from long-term debt	—	6	1,502
Borrowings on credit facility	970	50	—
Payments on credit facility	(560)	(50)
Contribution from noncontrolling interest	4	10	—
Excess tax benefit of stock based awards	—	13	—
Payments for debt issuance costs	—	—	(30)
Net increase in notes payable to Williams	—	—	159
Net changes in Williams’ net investment	—	—	(777)
Other	6	5	(15)

Net cash provided by (used in) financing activities	426	37	839

Net increase (decrease) in cash and cash equivalents	(49)	(371)	490
Effect of exchange rate changes on cash and cash equivalents	(5)	(2)	(1)
Cash and cash equivalents at beginning of period	153	526	37

Cash and cash equivalents at end of period	$99	$153	$526

(a) 2013 includes a $36 million gain on sale of Powder River Basin deep rights leasehold and 2012 includes the gain on the sale of Barnett Shale and Arkoma Basin.
(b) Increase to properties and equipment	$(1,207)	$(1,449)	$(1,641)
Changes in related accounts payable and accounts receivable	53	(72)	69

Capital expenditures	$(1,154)	$(1,521)	$(1,572)